UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2016 (August 29, 2016)

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2016, each of Jeremy D. Thigpen and Mark Mey entered into entered into a new employment agreement (each a “New Agreement” and, together, the “New Agreements”) with a wholly-owned indirect subsidiary of Transocean Ltd. (the “Company”) that replaces his prior employment agreement (each a “Prior Agreement” and, together, the “Prior Agreements”).  The terms of the New Agreements, effective September 1, 2016, are substantially similar to those in the Prior Agreements, except that the New Agreements eliminate provisions regarding (1) certain relocation and expatriate allowances under the Company’s policy for U.S. national expatriate employees working in Switzerland and (2) certain perquisites, including club membership dues, an annual physical and tax and financial planning assistance.  These changes reflect recent action taken by the Compensation Committee of the Board of Directors of the Company to eliminate executive perquisites effective January 1, 2017.  Under the New Agreements, for each of Mr. Thigpen and Mr. Mey, his base salary, terms of participation in the Company’s Performance Award and Cash Bonus Plan and terms of participation in the Company’s Long-Term Incentive Plan remain unchanged as compared to the Prior Agreements.  In addition, the Company did not grant any new equity awards to either Mr. Thigpen or Mr. Mey in connection with entering into the New Agreements.  The descriptions of the Prior Agreements are incorporated herein by reference to the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on April 22, 2015 (with respect to Mr. Thigpen) and May 27, 2015 (with respect to Mr. Mey).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: September 2, 2016	By	/s/ Brady K. Long
Brady K. Long
Authorized Person